EXHIBIT 99.1

OptimumBank Holdings, Inc.	PRESS RELEASE

FOR IMMEDIATE RELEASE
For more information contact:	July 2, 2004

Albert J. Finch, Chairman of the Board	Richard L. Browdy, President
(954) 452-9501	(954) 452-9501

OptimumBank Holdings Seeks Approval to Issue Trust Preferred Securities

Plantation, FL.  (July 2, 2004).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for  OptimumBank, announced today that it is seeking approval from the Federal Reserve to issue $7.0 million in pooled trust preferred securities.   The securities are expected to count as tier 1 regulatory capital.  Albert J. Finch, Chairman of the Board, stated, “The issuance of pooled trust preferred securities is an attractive, cost efficient method of capital funding without shareholder dilution.”  The holding company will downstream the proceeds to OptimumBank, which will allow the bank to maintain its current growth objectives.  Federal Reserve approval is expected within 60 days for an upcoming September 2004 issue.

With over $150 million in assets at June 30, 2004, and three branch offices in Broward County, Florida, OptimumBank has grown significantly since opening for business in November 2000.  Richard L. Browdy, President, said, “We plan additional branch openings in the next few years in the lucrative Palm Beach and Martin County markets.  The issuance of the trust preferred securities will help us meet these objectives.”

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

10197 Cleary Boulevard, Plantation, Florida  33324

  E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 452-9501                 Toll-Free (888) 991-BANK                      Fax: (954) 452-9508